                                                                Exhibit 8(j)
CITIBANK SECURITIES SERVICES
----------------------------



                                                                     [7/30/92-L]
                        SUBCUSTODIAL SERVICES AGREEMENT

SUBCUSTODIAL SERVICES AGREEMENT, dated as of October 1, 1996, between CITIBANK, N.A., a national banking association, having an office at 111 Wall Street, New York, New York, 10005 and acting through such office in New York (the "Bank"), CITICORP, a corporation organized under the laws of the State of Delaware, having an office at Citicorp Center, 153 East 53rd Street, New York, New York 10043 and PNC BANK, National Association, a national banking association, having an office at _____________________________________________________ (the
_________________________________________________________________________
__________________________________________"Customer").

                             W I T N E S S E T H :

THAT WHEREAS, the Customer represents that it is authorized to (a) open and maintain a custody account (the "Subcustody Account") with the Bank to hold certain property ("Property") including, but not limited to, stocks, bonds, or other securities ("Securities"), funds and other property owned or held by the Customer, (b) enter into this Agreement, and (c) direct all actions and transactions contemplated hereunder. The Customer further represents that it is duly incorporated, organized or associated and in good standing under the laws of the state or country of its incorporation, organization or association and the consummation of transactions contemplated hereby or directed by it hereunder will not violate any applicable laws, regulations or orders;

WHEREAS, the Securities and Exchange Commission issued on June 19, 1995, and may in the future issue, an order or orders (the "Exemptive Orders") which, among other things, exempt certain indirect subsidiaries of Citicorp (the "Exempt Subsidiaries") from the shareholders' equity requirements of Rule 17f-5 promulgated under the Investment Company Act of 1940, as amended (the "Investment Company Act");

NOW, THEREFORE, in consideration of the premises and of the agreements hereinafter set forth, the parties hereby agree as follows:

1. APPOINTMENT AND ACCEPTANCE.

          The Customer hereby appoints the Bank as subcustodian of the Property and as its agent hereunder, and the Bank agrees to act as such upon the terms and conditions hereinafter provided.

2. DELIVERY; SAFEKEEPING.

          The Customer has heretofore delivered, or will deliver or cause to be delivered, Property to the Bank, which Property the Bank agrees to keep safely as subcustodian for the Customer. The Bank shall not surrender possession of Property except upon properly authorized Instructions (as hereinafter defined) of the Customer or as may be required by due process of applicable law.

3. IDENTIFICATION AND SEGREGATION OF ASSETS.
With respect to Property in the Custody Account:

          (a) Except as otherwise provided in this Agreement, the Bank will separately identify on its books and, to the extent practicable, segregate all Property held pursuant to this Agreement by the Bank or any other entity authorized to hold Property in accordance with Section 6 or 7 hereof.

          (b) The Bank shall supply to the Customer from time to time as mutually agreed upon a written statement with respect to all Property in the Subcustody Account. In the event that the Customer does not inform the Bank in writing of any exceptions or objections within thirty (30) days after the date of such statement, the Customer shall be deemed to have approved such statement.

4. STANDARD OF CARE.

          The Bank shall exercise the same standard of care that it exercises over its own assets in the safekeeping, handling, servicing and disposition of Property in accordance with this Agreement. The Bank will exercise the due care expected of a professional custodian for hire with respect to Property in its possession or control. The Bank shall not be responsible for any loss or damage suffered by the Customer as a result of the performance of the Bank's duties hereunder unless such loss or damage results from an act of negligence or willful misconduct on the part of the Bank or on the part of a branch, affiliate or subsidiary of the Bank acting as its agent or as a Foreign Custodian (as hereinafter defined) pursuant to the terms of this Agreement; PROVIDED THAT, the
                                                              -------- ----
liability of the Bank in connection with any Property shall not exceed the Market Value of the Property, to which such loss or damage relates, at the time of such negligence or willful misconduct. In no event shall the Bank be liable to the Customer for indirect, special, consequential or general damages.

CITIBANK SECURITIES SERVICES
----------------------------


          The Bank shall be responsible for the acts or omissions of any Exempt Subsidiary acting as a foreign subcustodian pursuant to an Exemptive Order to the same extent as if the act or omission of such Exempt Subsidiary were that of the Bank.

          Except as otherwise provided above, the Bank shall use reasonable care in selecting, and shall be responsible only for the proper selection of, any foreign subcustodian or foreign depository.

          Notwithstanding the above, neither the Bank nor its parent nor any of its branches, subsidiaries or affiliates is responsible for any losses or damages resulting from (a) reasons or causes beyond its control, including, without limitation, nationalization, expropriation, currency restrictions, acts of war, terrorism, insurrection, revolution, civil unrest, riots or strikes, nuclear fusion or fission or acts of God and (b) other risk of loss for which neither the Bank nor any foreign subcustodian would be liable under Rule 17f-5 promulgated under the Investment Company Act.

          In the event the Customer enters into triparty repurchase agreements pursuant to which collateral therefor is to be held by a custodian other than the Bank and the Customer instructs the Bank to deliver Property to such custodian, the Bank shall be under no duty to determine whether such custodian satisfies the requirements of Section 17(f) of the Investment Company Act or the Rules promulgated thereunder. Citibank shall have no further duties or obligations under this Agreement with respect to such Property.

          The Bank is not under any duty to supervise the investments of the Customer, or to advise or make any recommendation to the Customer with respect to the purchase or sale of any Securities or the investment of any funds. The Customer shall have the sole and exclusive responsibility for the investment of Property held hereunder.

5.  PERFORMANCE BY THE BANK.

               (a) General:
          The Bank's performance of its duties hereunder and the day-to-day operations of the Custody Account shall be in accordance with written service standards as may be furnished to the Customer by the Bank from time to time. Such service standards, as may be amended from time to time, are incorporated herein by reference.

               (b)  Receipt, Delivery and Disposal of Securities:
          The Bank shall, or shall instruct any other entity authorized to hold Property in accordance with Section 6 or 7 hereof to, receive or deliver Securities and credit or debit the Subcustody Account, in accordance with properly authorized Instructions from the Customer. The Bank or such authorized entity shall also receive in custody all stock dividends, rights and similar securities issued in connection with Securities held hereunder, shall surrender for payment, in a timely manner, all items maturing or called for redemption and shall take such other action as the Customer may direct in properly authorized Instructions.

               (c)  Trade Execution:
          The Customer may from time to time place orders with the Bank to buy or sell Securities. The Bank or any entity authorized to hold Property in accordance with Section 7 hereof may, unless otherwise specified, refer each such order to any broker or sub-agent of its choice, including an affiliate of the Bank, and shall have no liability or responsibility whatsoever for any error, neglect, or default of any such broker or sub-agent or for mutilations, interruptions, omissions, errors or delays occurring in the mails, or on the part of any telegraph, cable or wireless company, or any employee of such company, or by reason of any cause beyond the Bank's control. In placing such orders, the Customer may from time to time place special orders with the Bank which will, as agent, undertake the purchase or sale of Securities as set out above; provided that if the order is for the purchase or sale of obligations of
       --------
the United States Government or its agencies, or state or municipal bonds, the Bank may act as principal. The Customer agrees to provide specific Instructions regarding the deposit or delivery of all such Securities to the Custody Account.

               (d)  Registration:
          Securities held hereunder may be registered in the name of the Bank, any entity authorized to hold Property in accordance with Section 6 or 7 hereof or a nominee of the Bank or any such authorized entity, and the Customer shall be informed upon request of all such registrations. Securities in registered form will be transferred upon request of the Customer into such names or registrations as it may specify in properly authorized Instructions.

               (e)  Cash Accounts:
          (i) All cash received or held by the Bank or by any entity authorized to hold Property in accordance with Section 7 hereof as interest, dividends, proceeds from transfer, and other payments for or with respect to Securities shall be (x) held in a cash account in accordance with properly authorized Instructions of the Customer received by the Bank or (y) if specified in the Customer's Instructions, converted to or from U.S. dollars and remitted to the Customer. The Customer shall bear any foreign exchange risk in connection with such conversion. In effecting any currency conversions hereunder, the Bank or such entity may use such methods or agencies as it may see fit including the Bank's facilities at customary rates.

          (ii) The Customer agrees, with respect to the payment for all purchases of Securities to be deposited in the Subcustody Account, that funds for settlement will be on deposit by the settlement date at the location of settlement, in good available funds and in the currency of settlement. The Customer acknowledges that nothing in this Agreement shall obligate the Bank to extend credit, grant financial accommodation or otherwise advance moneys to the Customer for the purpose of making any such payments or part thereof or otherwise carrying out any Instructions.

          (iii) The Customer authorizes the Bank from time to time to cause the branch of the Bank located in London, England ("Citibank London") to establish a multicurrency cash account reflecting cash received by any Foreign Custodian on the Customer's behalf. Citibank London will maintain such cash account in accordance with the requirements of Section 7 hereof applicable to an entity authorized to hold Property hereunder.

          (f)  Reports:
          (i) If the Bank has in place a system for providing telecommunication access or other means of electronic access by customers to the Bank's reporting system for Property in the Subcustody Account, then, at the Customer's election, the Bank may agree to provide the Customer with such instructions and passwords as may be necessary in order for the Customer to have such direct access through the Customer's terminal device. Such electronic access shall be restricted to information relating to the Subcustody Account. If electronic access to such reporting system is requested by the Customer, the Customer agrees to assume full responsibility for the consequences of the use, including any misuse or unauthorized use of the terminal device, instructions or passwords referred to above and agrees to defend and indemnify the Bank and hold the Bank

CITIBANK SECURITIES SERVICES
----------------------------

harmless from and against any and all liabilities, losses, damages, costs, counsel fees, and other expenses of every nature suffered or incurred by the Bank by reason of, or in connection with, such use by the Customer or others of such terminal device, unless such liabilities, losses, damages, costs, counsel fees and other expenses can be shown to be the result of negligent or wrongful acts of the Bank. Further, in the event the Customer elects to have electronic access, the Bank shall provide the Customer on each business day a report of the preceding business day's transactions relating to the Subcustody Account and of the closing or net balances of each business day. If the Customer should not choose to have electronic access, the Bank shall provide the Customer with such reports of transactions in the Subcustody Account by such means as may be mutually agreed upon.

          (ii) The Bank agrees to use reasonable efforts to furnish the Customer with such information regarding Property held hereunder as the Customer may reasonably request in connection with its complying with requests of any regulatory authorities having jurisdiction over the Customer.

          (iii) The Bank shall also, subject to restrictions under applicable law, seek to obtain from any entity with which the Bank maintains the physical possession of any Property in the Subcustody Account such records of such entity relating to the Subcustody Account as may be required by the Customer or its agents in connection with an internal examination by the Customer of its own affairs. Upon a reasonable request from the Customer, the Bank shall use its best efforts to furnish to the Customer such reports (or portions thereof) of the external auditors of each such entity as relate directly to such entity's system of internal accounting controls applicable to its duties under its agreement with the Bank.

               (g)  Access:

          During the Bank's regular banking hours and upon receipt of reasonable notice directly from the Customer, any officer or employee of the Customer, any independent accountant(s) selected by the Customer, and any person designated by any regulatory authority having jurisdiction over the Customer shall be entitled to examine on the Bank's premises Property held by the Bank on its premises and the Bank's records regarding Property held hereunder or deposited with entities authorized to hold Property in accordance with Section 6 or 7 hereof, but only upon furnishing the Bank with properly authorized Instructions to that effect, provided, such examination shall be consistent with the Bank's obligations of
--------
confidentiality to other parties.

          The Bank's costs and expenses in facilitating such examinations shall be borne by the Customer, provided that such costs and expenses shall not be
                          --------
deemed to include the Bank's costs in providing to the Customer: (i) the "single audit report" of the independent certified public accountants engaged by the Bank and (ii) such reports and documents as this Agreement contemplates that the Bank shall furnish routinely to the Customer.

               (h)  Voting and Other Action:

          (i) The Bank will transmit to the Customer upon receipt, and will instruct any entities authorized to hold Property in accordance with Section 6 or 7 hereof to transmit to the Customer upon receipt, all financial reports, stockholder communications, notices, proxies and proxy soliciting materials received from issuers of Securities, and all information relating to exchange or tender offers received from offerors with respect to Securities. Proxies will be executed by the registered holder if the registered holder is other than the Customer, but the manner in which the Securities are to be voted will not be indicated. Neither the Bank nor any such authorized entity shall vote any Securities or authorize the voting of any Securities or give any consent or take any other action with respect thereto, except as otherwise provided herein.

          (ii) In the event of tender offers, the Customer shall hand deliver, telecopy or transmit via tested telex Instructions to the Bank as to the action to be taken with respect thereto designating such Instructions as being related to a tender offer. The Customer shall hold the Bank harmless from any adverse consequences of the Customer's use of any other method of transmitting Instructions relating to a tender offer.

          (iii) The Customer agrees that if it gives an Instruction for the performance of an act on the last permissible date of a period established by the tender offer or to otherwise act, the Customer shall hold the Bank harmless from any adverse consequences in connection with acting upon or failing to act upon such Instructions.

          (iv) The Bank is authorized to accept and open on the Customer's behalf all mail or communications received by it or directed in its care.

6.  AUTHORIZED USE OF U.S. DEPOSITORIES.

               The Customer authorizes the Bank, for any Securities held hereunder, to use the services of any United

States central securities depository permitted to perform such services for registered investment companies and their custodians under Rule 17f-4 promulgated under the Investment Company Act, it deems appropriate, including, but not limited to, The Depository Trust Company, the Participants Trust Company and the Federal Reserve Book Entry System ("U.S. Depositories"). The Bank will deposit Securities held hereunder with a U.S. Depository only in an account which holds exclusively the assets of customers of the Bank.

7.  AUTHORIZED USE OF FOREIGN CUSTODIANS.

               (a)  Authorization:
          The Bank may cause Securities which are foreign securities within the meaning of Rule 17f-5(c)(1) promulgated under the Investment Company Act ("Foreign Securities") and other Property in the Subcustody Account to be held in such country or other jurisdiction as the Customer shall direct in properly authorized Instructions. Subject to prior approval by the Customer, the Bank may hold such Foreign Securities and other Property in subcustody accounts, which shall be deemed part of the Subcustody Account and which have been established by the Bank with (x) branches of "Qualified U.S. Banks", as defined in Rule 17f-5(c)(3) promulgated under the Investment Company Act ("Branches"), or (y) foreign custodians which satisfy the provisions of Rule 17f-5(c)(2)(i) or
(ii) promulgated under the Investment Company Act, or Exempt Subsidiaries or other foreign custodians ("Exempt Foreign Custodians") which are exempt from such provisions under an Exemptive Order or any other order or release issued by the Securities and Exchange Commission, respectively (such Branches, Exempt Foreign Custodians and Exempt Subsidiaries, collectively, "Eligible Foreign Custodians"). Subject to prior approval by the Customer, the Bank or an Eligible Foreign Custodian is authorized to hold Foreign Securities in an account with any foreign securities depository or foreign clearing agency which in the Bank's judgment satisfies the provisions of Rule 17f-5(c)(iii) or (iv) promulgated under the Investment Company Act or which is exempt from such provisions under an order, no-action letter or release issued by the Securities and Exchange Commission ("Eligible Foreign Securities Depository"). Any Property held by an Eligible Foreign Custodian or Eligible Foreign Securities Depository shall be subject to applicable laws, regulations, decrees, orders, government acts, restrictions, customs, procedures and market practices (the "Laws") (i) to which such Eligible Foreign Custodian or Eligible Foreign Securities Depository is subject (ii) as exist in the country

CITIBANK SECURITIES SERVICES
----------------------------

in which such Property is held and (iii) of the country of the currency in which the Property is denominated. In the event that the laws change in a way that would prevent or limit the performance of duties and obligations by an Eligible Foreign Custodian or Eligible Foreign Securities Depository, such duties and obligations shall be superseded and neither the Bank nor its parent nor any other of its branches, subsidiaries or affiliates shall be liable therefor or for any damages in any way resulting from such prevented or limited performance. The Customer acknowledges that, as is normally the case with respect to deposits outside the United States, deposits with Citibank London and any other entity authorized to hold Property pursuant to this Agreement are not insured by the Federal Deposit Insurance Corporation.

               (b) Provision of Information Regarding Foreign Custodians and Securities Depositories:

          The Bank shall use its best efforts to assist the Customer in obtaining the following: (a) As to each country in which Property is held, information concerning whether, and to what extent, applicable foreign law would restrict the access afforded the Customer's independent public accountants to books and records kept by a foreign custodian or foreign securities depository used in that country; (b) As to each country in which Property is held, information concerning whether, and to what extent, applicable foreign law would restrict the Customer's ability to recover its assets in the event of the bankruptcy of a foreign custodian or foreign securities depository used in that country; (c)As to each country in which Property is held, information concerning whether, and to what extent, applicable foreign law would restrict the Fund's ability to recover assets that are lost while under the control of a foreign custodian or foreign securities depository used in that country; (d) As to each country in which Property is held, information concerning whether under applicable foreign currency exchange regulations the Customer's cash and cash equivalents held in that country are readily convertible to U.S. dollars; (e) Information relating to whether each foreign custodian or foreign securities depository used would provide a level of safeguards for maintaining the Customer's Securities not materially different from that provided by the Bank in maintaining the Securities in the United States; (f)Information concerning whether each foreign custodian or foreign securities depository used has offices in the United States in order to facilitate the assertion of jurisdiction over and enforcement of judgments against such custodian or depository; and (g) As to each foreign securities depository used, information concerning the number of participants in, and operating history of, such depository. During the term of this Agreement, the Bank shall use its best efforts to provide the Customer with prompt notice of any material changes in the facts or circumstances upon which any of the foregoing information or statements were based. Notwithstanding any of the foregoing provisions of this subsection (b) of this Section 7, the Bank's undertaking to assist the Customer in obtaining the information referred to in this subsection (b) of this Section 7 shall neither increase the Bank's duty of care nor reduce the Customer's responsibility to determine for itself the prudence of entrusting its assets to any particular foreign custodian or foreign securities depository.

               (c)  Segregation and Identification of Assets:

          The Bank will deposit Property of the Customer with an Eligible Foreign Custodian or Eligible Foreign Securities Depository only in an account which holds exclusively the assets of customers of the Bank. In the event that the Bank authorizes an Eligible Foreign Custodian to hold any Foreign Securities placed in its care in an Eligible Foreign Securities Depository pursuant to the provisions of subsection (a) of this Section 7, the Bank will direct such Eligible Foreign Custodian to identify on its books such Foreign Securities as being held for the account of the Bank as custodian for its customers.

               (d) Instructions to Eligible Foreign Custodians and Eligible Foreign Securities Depositories:

          Any Property in the Subcustody Account deposited by the Bank with an Eligible Foreign Custodian or Eligible Foreign Securities Depository will be subject only to the instructions of the Bank or its agents; and any Foreign Securities held in an Eligible Foreign Securities Depository for the account of an Eligible Foreign Custodian will be subject only to the instructions of such Eligible Foreign Custodian as subcustodian for the Bank.

               (e)  Contracts between the Bank and Exempt Subsidiaries

          The Bank's contract with each Exempt Subsidiary provides: (i) an acknowledgment by such Exempt Subsidiary that it is acting as a foreign custodian for U.S. Investment Companies or their custodians pursuant to the terms of the applicable Exemptive Order; and (ii) that the Customer is entitled to enforce the terms of the subcustodian agreement between the Bank and the Exempt Subsidiary and is entitled to seek relief directly against the Exempt Subsidiary.

               (f)  Contracts between the Bank and Exempt Foreign Custodians.

          The Bank's contract with each Exempt Foreign Custodian provides: (i) an acknowledgment by such Exempt Foreign Custodian that it is acting as a foreign custodian for U.S. Investment Companies or their custodians pursuant to the terms of the applicable order or release issued by the Securities and Exchange Commission; and (ii) a representation by such Exempt Foreign Custodian that it is, and during the term of the contract will continue to be, in compliance with the terms of the applicable order or release issued by the Securities and Exchange Commission.

8.   CITICORP GUARANTEE

          Citicorp agrees that it shall be liable, in accordance with the terms of a guarantee issued by it in compliance with the conditions of the Exemptive Orders, for losses of Foreign Securities and cash incurred by the Customer resulting from bankruptcy or insolvency of Exempt Subsidiaries operating pursuant to the terms of the Exemptive Orders. Citicorp's obligations hereunder, and under the guarantee shall terminate automatically with respect to an Exempt Subsidiary at such time as such obligations are no loner required by the conditions of the Exemptive Order. Obligations arising prior to the date of such termination shall survive the termination.

9.  USE OF AGENTS.

          The Bank may, subject to applicable laws, rules and regulations, appoint agents, whether in its name or that of the Customer, to perform any of the duties of the Bank hereunder, and the Bank may delegate to any such agent so appointed any of its functions under this Agreement.

10.  INSTRUCTIONS.

          (a) The Bank is authorized to rely and act upon written instructions ("Instructions") which are signed by persons ("Authorized Persons") named in a list provided to the Bank from time to time, which list must be certified by the Customer's Secretary or Assistant Secretary and include authenticated specimen signatures of all Authorized Persons. Such list shall separately designate those

CITIBANK SECURITIES SERVICES
----------------------------

Authorized Persons who may authorize the withdrawal of Securities free of payment, those Authorized Persons who may authorize the unconditional transfer of funds and those Authorized Persons who may give Instructions by electronic access as provided hereunder.

          (b) The Customer agrees that the Bank is authorized to rely and act upon such Instructions in accordance with this Section 10 and the Manual Transmission Authorization attached hereto and incorporated herein by reference (including each Manual Transmission Procedures attached thereto) to this Agreement and to debit or credit the applicable account(s) of the Customer accordingly and that such Manual Transmission Authorization and method(s) of transmission are commercially reasonable.

          (c) The Bank shall be entitled to rely upon the continued authority of any Authorized Person to give Instructions until the Bank receives notice from the Customer to the contrary; and the Bank shall be entitled to rely upon any Instructions it believes in good faith to have been given by an Authorized Person.

          (d) The Bank is further authorized to rely upon any Instructions received by any other means and identified as having been given or authorized by any Authorized Person, regardless of whether such Instructions shall in fact have been authorized or given by any of such Authorized Persons, provided that
                                                                 --------
the Bank and the Customer shall have agreed upon the means of transmission and the method of identification for such Instructions. Instructions received by any other means shall include but shall not be limited to verbal Instructions only in connection with delivery against payment or receipt against payment transactions and transfers from one account within the Subcustody Account to another account within the Subcustody Account and provided that such verbal Instructions are promptly confirmed in writing by the Customer. Notwithstanding the foregoing in the event that verbal Instructions are not subsequently confirmed in writing as provided above, the Customer agrees to hold the Bank harmless and without liability for any claims or losses in connection with such verbal Instructions.

          (e) The Customer agrees to be bound by any Instruction, whether or not authorized, given to the Bank in its name and accepted by the Bank in accordance with the provisions hereof (including but not limited to the Funds Transfer Procedures and each Schedule A hereto) and further agrees to indemnify and hold the Bank harmless from and against any loss, liability, claim or expense (including legal fees and expenses) associated with the Bank's acting upon such Instructions as provided herein, except such as may arise from the Bank's own negligence, bad faith or willful misconduct.

          (f) The Customer may appoint one or more investment managers ("Investment Managers") with respect to the Custody Account. The Bank is authorized to act upon instructions received from any Investment Manager to the same extent that the Bank would act upon the Instructions of an Authorized Person, provided that the Bank has received written evidence of the Investment
        --------
Manager's appointment, written confirmation from the Investment Manager evidencing his acceptance of such appointment and written certification from the Investment Manager of the names of individuals together with specimen signatures of those authorized to give Instructions hereunder.

          (g) If the Customer should choose to have telecommunication or other means of electronic access to the Bank's reporting system for Property in the Subcustody Account, pursuant to paragraph (f) of Section 5, the Bank is also authorized to rely and act upon any Instructions received by it through a terminal device, provided that such Instructions are accompanied by code words
                 --------
which the Bank has furnished to the Customer or an Authorized Person by any method mutually agreed to by the Bank and the Customer, and provided that the
                                                            --------
Bank has not been notified by the Customer or any such Authorized Person to cease to recognize such code words, regardless of whether such Instructions shall in fact have been given or authorized by the Customer or any such Authorized Person.

11.  FEES AND EXPENSES.

          Fees and expenses for the services rendered under this Agreement shall be mutually agreed upon by the parties in writing. The Bank shall be entitled to debit the Subcustody Account for such fees and expenses.

12.  LIENS.

          The Bank shall have a lien on the Property in the Subcustody Account to secure payment of such fees and expenses for the services rendered under this Agreement. If the Bank advances cash or Securities to the Customer for any purpose or in the event that the Bank or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of its duties hereunder, except such as may arise from its or its nominee's negligent action, negligent failure to act or willful misconduct, any Property at any time held for the Subcustody Account shall be security therefor and the Customer hereby grants to the Bank a security interest therein. The Customer shall promptly reimburse the Bank for any such advance of cash or Securities or any such taxes, charges, expenses, assessments, claims or liabilities upon request for payment, but should the Customer fail to so reimburse the Bank, the Bank shall be entitled to dispose of such Property to the extent necessary to obtain reimbursement. The Bank shall be entitled to debit and/or charge the Subcustody Account and/or the Customer, as the case may be, in connection with any such advance and any interest on such advance as the Bank deems reasonable.

13.  TAX STATUS/WITHHOLDING TAXES.

          (a) The Customer's U.S. Tax Identification Number is
___________________. If the Customer does not have a U.S. Tax Identification Number, it will provide the Bank with information as to its tax status as reasonably requested by the Bank from time to time.

          (b) The Customer may be required from time to time to file such proof of taxpayer status or residence, to execute such certificates and to make such representations and warranties, or to provide any other information or documents, as the Bank and/or an Eligible Foreign Custodian may deem necessary or proper to fulfill the Bank's and/or Eligible Foreign Custodian's obligations under applicable law. The Customer shall provide the Bank and/or Eligible Foreign Custodian, in a timely manner, with copies of originals if necessary and appropriate, or any such proofs of residence, taxpayer status, beneficial ownership and any other information or documents which the Bank and/or an Eligible Foreign Custodian may reasonably request.

          (c) If any tax or other governmental charge or assessment shall become payable with respect to any payment due to the Customer ("Taxes"), such Taxes shall be withheld from such payment in accordance with applicable law.
The Bank and/or an Eligible Foreign Custodian may withhold any interest, any dividends or other distributions or securities receivable in respect of Securities, proceeds from the sale or distribution of Securities ("Payments"), or may sell for the account of the Customer any part thereof or all of the Securities, and may apply such Payment in satisfaction of such Taxes, the Customer remaining liable for any deficiency. If any Taxes shall become payable with respect to any payment made

CITIBANK SECURITIES SERVICES
----------------------------

to the Customer by the Bank or an Eligible Foreign Custodian in a prior year, the Bank and the Eligible Foreign Custodian may withhold Payments in satisfaction of such prior year's Taxes. The Customer shall indemnify and hold harmless the Bank and the Eligible Foreign Custodian, its officers, employees, agents and affiliated companies against any Taxes, penalties, additions to tax, and interest, and costs and expenses related thereto, arising out of claims against the Bank and/or the Eligible Foreign Custodian by any governmental authority for failure to withhold Taxes or arising out of any reclaim or refund of taxes or other tax benefit obtained by the Bank or the Eligible Foreign Custodian for the Customer.

          (d) This Section 13 shall survive the termination of this Agreement and continue in force until the time for assessment of all Taxes expires.

14.  AMENDMENT.

               This Agreement may not be amended except by mutual written agreement among the parties hereto.

15.  TERMINATION.

               Any party may terminate this Agreement upon sixty (60) days' written notice to the other party.

16.  CONFIDENTIALITY.

          Subject to the foregoing provisions of this Agreement and subject to any applicable law, each party shall use best efforts to maintain the confidentiality of matters concerning Property in the Subcustody Account.

17.  NOTICES.

          All notices and other communications hereunder, except for Instructions and reports relating to the Property which are transmitted through the Bank's reporting system for Property in the Subcustody Account, shall be in writing, telex, fax or telecopy, or if verbal, shall be promptly confirmed in writing, and shall be hand-delivered, telexed, faxed, telescoped or mailed by prepaid first class mail (except that notice of termination, if mailed, shall be by prepaid registered or certified mail) to each party at its address set forth above, if to the Customer, marked "Attention:___________" and if to the Bank, marked "Citibank as Subcustodian for_______________", or if to Citicorp, marked "Attention of Office of Corporate Finance, Gregory C. Ehlke, Vice President", or at such other address as each party may give written notice of to the other party.

18.  ASSIGNMENT.

          No party may assign, transfer or change all or any of its rights and benefits hereunder without the written consent of the other. Any purported assignments made in contravention of this Section shall be null and void and of no effect whatsoever.

19.  GOVERNING LAW.

          THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAWS OF THE STATE OF NEW YORK AND THE PARTIES AGREE THAT THE COURTS OF THE STATE OF NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY SUIT, ACTION OR PROCEEDING AND TO SETTLE ANY DISPUTES WHICH MAY ARISE OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND, FOR SUCH PURPOSES, EACH IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS.

20.  MISCELLANEOUS.
          (a) This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

          (b) This Agreement contains the entire agreement between the Customer, Citicorp and the Bank relating to custody of Property and supersedes all prior agreements on this subject.

          (c) The captions of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience, and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

CITIBANK, N.A.                    PNC BANK, National Association

               By: /s/ Peter A. Armenia   By: /s/ Brian R. Burns
                  ---------------------       ------------------

               Name:   Peter A. Armenia   Name:   Brian R. Burns
                    -------------------         ----------------


               Title:                      Title:
                     ------------------           ----------------

               Attest:                    Attest:
                      ---------------             ----------------

CITIBANK SECURITIES SERVICES
----------------------------

CITICORP

               By: /s/ Gregory C. Ehlke
                   --------------------

               Name:   Gregory C. Ehlke
                    -------------------

               Title:  Vice President
                     ------------------

               Attest:
                      -----------------

                    RIDER TO SUBCUSTODIAL SERVICES AGREEMENT
                               (the "Agreement")
                          dated as of October 1, 1996
                 among CITIBANK, N.A. as Subcustodian, CITICORP
                       and PNC BANK, NATIONAL ASSOCIATION


The parties to the Agreement agree, effective as of October 1, 1996 to the modification and/or amendments to the Agreement as follows:

1. The first WHEREAS clause of the Agreement is hereby amended by restating clause (a) of such clause as follows:

      "open and maintain a separate subcustody account with the Bank (the "Subcustody Account") to hold certain property ("Property") including, but not limited to, stocks, bonds, or other securities ("Securities"), funds and other property held by the Customer as custodian for the International Bond Portfolio of the Compass Capital Funds (the "Fund"),"

2. Section 3 of the Agreement is hereby amended by restating such Section in its entirety as follows:

      "(a) Except as otherwise provided in this Agreement, the Bank will separately identify on its books all Property and segregate all physical Property held pursuant to this Agreement by the Bank or any other entity authorized to hold Property in accordance with Section 6 or 7 hereof.

      (b) The Bank shall supply to the Customer from time to time as mutually agreed upon a written statement with respect to all Property in the Subcustody Account, including an identification of the entity having possession of such Property, and the Bank will send to the Customer an advice or notification of any transfers of Property to or from the Subcustody Account, indicating as to any Property acquired the identity of the entity having physical possession of such Property. In the event that the Customer does not inform the Bank in writing of any exceptions or objections within sixty (60) days after the date of such statement, the Customer shall be deemed to have approved such statement."

3. Section 4 of the Agreement is hereby amended by inserting after the second sentence of the first paragraph of such Section the following:

      "Further, the Bank shall use reasonable care in the performance of the recordkeeping services set forth in Section 5 hereof."

4. Section 4 of the Agreement is hereby further amended by restating the third sentence of the first paragraph of such Section as follows:

      "The Bank shall reimburse and pay the Customer for any loss or damage suffered by the Customer as a result of the performance of the Bank's duties hereunder where such loss or damage results from an act of negligence or willful misconduct on the part of the Bank or on the part of a branch, affiliate or subsidiary of the Bank acting as its agent or as an Eligible Foreign Custodian (as hereinafter defined) pursuant to the terms of this Agreement or on the part of any of the other foreign custodians listed on Exhibit A to this Agreement; provided that, the liability of the Bank in connection with any loss of Property shall not exceed the fair market value of the Property, to which such loss or damage relates, at the time of such negligence or willful misconduct. This obligation to reimburse and pay the Customer shall survive the termination of this Agreement."

5. Section 4 of the Agreement is hereby amended by restating the fourth paragraph of such Section in its entirety as follows:

      "Notwithstanding the above, neither the Bank nor its parent nor any of its branches, subsidiaries or affiliates is responsible for any losses or damages resulting from reasons or causes beyond its control, including, without limitation, nationalization, changes in Laws (as defined in Section 7(a)), expropriation, currency restrictions, acts of war, terrorism, insurrection, revolution, civil unrest, riots or strikes, nuclear fusion or fission or acts of God."

6. Section 4 of the Agreement is hereby amended by restating the sixth paragraph of such Section as follows:

      "The Bank is not under any duty to supervise the investments of the Property, or to advise or make any recommendation with respect to the purchase or sale of any Securities or the investment of any funds."

7. Section 5(a) of the Agreement is hereby amended by inserting after the second sentence of such Section the following:

      "Such service standards shall not in any way serve to diminish the Bank's standard of care provided for herein."

8. Section 5 of the Agreement is hereby amended by restating the second sentence of subsection (b) of such Section as follows:

      "The Bank or such authorized entity shall also receive in custody all stock dividends, rights and similar securities issued in connection with Securities held hereunder, shall surrender for payment in a timely manner, all items maturing, retired, called for redemption or that otherwise become payable and shall take such other action as the Customer may direct in properly authorized Instructions."

9. Section 5 of the Agreement is hereby further amended by restating subsection (c) of such Section in its entirety as follows:

             "Intentionally Omitted."

      Section 5 of the Agreement is hereby further amended by adding at the end of subsection (d) of such Section the following:

      Until the Bank receives Instructions from an Authorized Person to the contrary, the Bank will, or will instruct any other entity authorized to hold Property in accordance with Section 6 or 7 hereof to: (a) promptly collect all income and other payments payable with respect to Securities held hereunder for the Customer and credit such income, as collected, to the Subcustody Account. The Bank or any other applicable entity authorized to hold Property in accordance with Section 6 or 7 hereof shall do all things necessary and proper in connection with such prompt collections and, without limiting the foregoing, the Bank or such authorized entity will: (i) present for payment all coupons and other income items requiring presentations; and (ii) endorse and deposit for collection, in the name of the Customer, checks, drafts or other negotiable instructions; (b) in respect of Securities in a Subcustody Account, execute in the name of the Customer or such other name as the Customer may direct the Bank such ownership and other certificates as may be required to obtain payments in respect thereof; (c) exchange interim receipts or temporary Securities in a Subcustody Account for definitive Securities; (d) where any Securities held in any Eligible Foreign Securities Depository are called for a partial redemption by the issuer of such Securities, allot the called portion to the respective holders in any manner deemed to be fair and equitable in the Bank's or such authorized entity's judgment; and (e) subject to the prior receipt of all documentation required by applicable law (as requested by the Bank), pay or cause to be paid any and all taxes and levies in the nature of taxes imposed on the Property in the Subcustody Account by any governmental authority and use reasonable efforts to reclaim any foreign withholding tax relating to any such Property.

11. Section 5(e)(iii) of the Agreement is hereby amended by inserting the word "Eligible" before the reference to "Foreign Custodian" included in the first sentence of such subsection.

12. Section 5 of the Agreement is hereby further amended by restating subsection (f) of such Section in its entirety as follows:

      "(i) If the Bank has in place a system for providing telecommunication access or other means of electronic access by customers to the Bank's reporting system for Property in the Subcustody Account, then, at the Customer's election, the Bank may agree to provide the Customer with such Instructions and passwords as may be necessary in order for the Customer to have such direct access through the Customer's terminal device. Such electronic access shall be restricted to information relating to the Subcustody Account. If electronic access to such reporting system is requested by the Customer, the Customer agrees to assume full responsibility for the consequences of the misuses or unauthorized use by it of the terminal device, instructions or passwords referred to above and agrees to defend and indemnify the Bank and hold the Bank harmless from and against any and all liabilities, losses, damages, costs, counsel fees, and other expenses of every nature suffered or incurred by the Bank by reason of, or in connection with, such misuse or unauthorized use by the Customer or any person not affiliated with the Customer but having legal access to the premises of the Customer of such terminal device, unless such liabilities, losses, damages, costs, counsel fees or other expenses can be shown to be the result of negligent or wrongful acts of the Bank. Such indemnity shall apply only to the extent of the Bank's direct damages and expenses, without reference to any special or consequential conditions or circumstances. Further, in the event the Customer elects to have electronic access, the Bank shall provide the Customer on each business day a report of the preceding business day's transactions relating to the Subcustody Account and of the closing or net balances of each business day. If the Customer should not choose to have electronic access, the Bank shall provide the Customer with such reports of transactions in the Subcustody Account by such means as may be mutually agreed upon.

      (ii) The Bank agrees to use reasonable efforts to furnish the Customer with such information regarding Property held hereunder and regarding its system of internal accounting controls as the Customer may reasonably request."

      (iii) The Bank shall also, subject to restriction under applicable law, seek to obtain from any entity with which the Bank maintains any Property in the Subcustody Account such records of such entity relating to the Subcustody Account as may be required by the Customer or its agents in connection with an internal examination by the Customer or the Fund of its respective affairs. Upon a reasonable request from the Customer, the Bank shall use its best efforts to furnish to the Customer such reports (or portions thereof) of the external auditors of each such entity as relate directly to such entity's system of internal accounting controls applicable to its duties under its agreement with the Bank."

13. Section 5(g) of the Agreement is hereby amended by restating the first paragraph of such Section as follows:

      "During the Bank's regular banking hours and upon receipt of reasonable notice directly from the Customer, any officer or employee of the Customer or the Fund at the instruction of the Customer, any independent accountant(s) selected by the Customer, and any person designated by any regulatory authority having jurisdiction over the Customer or the Fund shall be entitled to examine on the Bank's premises Property held by the Bank on its premises and the Bank's records regarding Property held hereunder or deposited with entities authorized to hold Property in accordance with Section 6 or 7 hereof, but only upon furnishing the Bank with properly authorized Instructions to that effect, provided, such examination shall be consistent with the Bank's obligations of confidentiality to other parties. The Bank shall endeavor, upon the request of the Customer, to provide copies of information examined pursuant to the preceding sentence to the extent permitted by the Bank's obligations of confidentiality to other persons and by applicable law and regulation."

14. Section 5(g) is hereby further amended by deleting the phrase "to the Customer" included at the end of the second paragraph of such Section.

15. Section 5(h)(ii) of the Agreement is hereby further amended by inserting the phrase "(including facsimile transmissions)" after the term "telecopy" included in such Section.

16. Section 5(h)(iii) of the Agreement is hereby amended by restating such subsection in its entirety as follows:

      "The Customer agrees that if it gives an Instruction for the performance of an act on the last permissible date of a period established by the tender offer or to otherwise act, the Customer shall hold the Bank harmless from any adverse consequences in connection with acting upon or failing to act upon such Instruction, provided the Bank complies with the standard of care set forth herein."

17. Section 5 of the Agreement is hereby amended by adding to the end of such Section the following:

      "(i) RECORDKEEPING:

      The Bank shall prepare and maintain such accounts, books and records as agreed upon by the Bank and the Customer from time to time, including such accounts, books, records with respect to the Customer's allocations and other accounts, books and records as are set forth on Exhibit B hereto ("Reports"), and shall send or cause to be sent Reports or other communications to clients of the Customer as the Customer may reasonably instruct the Bank from time to time. The Bank is hereby authorized and instructed, as agent for the Customer, to affix to and include in connection with such Reports the name or logo of the Customer or any other mark or symbol owned by or associated with the Customer and to use any letterhead or material provided by the Customer which includes the name or logo of the Customer or any other mark or symbol owned by or associated with the Customer, as the Customer may direct the Bank from time to time. The Customer hereby indemnifies the Bank from and against any and all losses, claims, damages, liabilities or expenses (including without limitation, reasonable charges, fees and expenses of counsel) arising out of or in connection with the performance of the recordkeeping services to be provided hereby, including the use of the name or logo of the Customer and any other mark or symbol owned by or associated with the Customer; provided however, that the Bank shall not be indemnified for any losses, claims, damages, liabilities or expenses arising out of the Bank's own willful misfeasance, bad faith or negligence; and provided further that in any event such indemnity shall apply only to the extent of the Bank's direct losses claims, damages, liabilities or expenses, without reference to any special or consequential conditions or circumstances.

      Notwithstanding the provisions of Section 4 of this Agreement, the Bank shall be liable to the Customer for any direct loss, liability, expense, claim or demand that may occur as a result of the Bank's willful misconduct, negligence or bad faith in connection with its duties and responsibilities under this Section 5(i), and shall reimburse and pay the Customer for any such loss, liability, expense, claim or demand; provided that in no event shall the Bank be liable to the Customer for indirect, special, consequential or general damages.

      The Bank shall have no responsibility whatsoever to see the proper implementation or use of any reports furnished by the Bank hereunder. The Customer is responsible for reviewing all reports provided hereunder upon receipt thereof and notifying the Bank within sixty (60) days after receipt thereof by the Customer of any errors or discrepancies in such reports.

      Any request by the Customer for additional recordkeeping services shall be provided to the Bank in writing."

18. Section 6 of the Agreement is hereby amended by restating such Section in its entirety as follows:

      "The Customer authorizes the Bank, for Securities held hereunder, to use the services of any United States central securities depository approved by the Customer and that is permitted to perform such services for registered investment companies and their custodians under Rule 17f-4 promulgated under the Investment Company Act, including, but not limited to, the Federal Reserve Book Entry System ("U.S. Depositories"). The Bank will deposit securities held hereunder with a U.S. Depository only in an account which holds exclusively the assets of customers of the Bank."

19. Sections 7(a) and (b) of the Agreement are hereby amended by restating such Sections in their entirety as follows:

         "The Bank may cause Securities which are foreign securities within the meaning of Rule 17f-5(c)(1) promulgated under the Investment Company Act ("Foreign Securities") and other Property in the Subcustody Account to be held in such country or other jurisdiction as the Customer shall direct in properly authorized Instructions. Subject to prior approval by the Customer, the Bank may hold such Foreign Securities and other Property in subcustody accounts, which shall be deemed part of the Subcustody Account and which have been established by the Bank with (x) branches of "Qualified U.S. Banks", as defined in Rule 17f-5(c)(3) promulgated under the Investment Company Act ("Branches"), or (y) foreign custodians which satisfy the provisions of Rule 17f-5(c)(2)(i) or (ii) promulgated under the Investment Company Act, or (z) Exempt Subsidiaries or other foreign custodians ("Exempt Foreign Custodians") which are exempt from such provisions under an Exemptive Order or any other order, no action letter or release applicable to the Bank issued by the Securities and Exchange Commission (such Branches, foreign custodians satisfying Rule 17f-5 (c)(2)(i) or (ii), Exempt Foreign Custodians and Exempt Subsidiaries, collectively, "Eligible Foreign Custodians"). Subject to prior approval by the Customer, the Bank or an Eligible Foreign Custodian is authorized to hold Foreign Securities in an account with any foreign securities depository or foreign clearing agency which in the Bank's reasonable judgment satisfies the provisions of Rule 17f-5(c)(iii) or (iv) promulgated under the Investment Company Act or which is exempt from such provisions under an order, no-action letter or release applicable to the Bank issued by the Securities and Exchange Commission ("Eligible Foreign Securities Depository"). In the case of any revision to Rule 17f-5, any successor conditions to qualification as an "eligible foreign custodian" as defined in Rule 17f-5 will be substituted in the place of the above-referenced provisions. Any Property held by an Eligible Foreign Custodian or Eligible Foreign Securities Depository shall be subject to applicable laws, regulations, decrees, orders, government acts, restrictions, customs, procedures and market practices (the "Laws") (i) to which such Eligible Foreign Custodian or Eligible Foreign Securities Depository is subject (ii) as exist in the country in which such Property is held and (iii) of the country of the currency in which the Property is denominated. The Customer acknowledges that, as is normally the case with respect to deposits outside the United States, deposits with Citibank London and any other entity authorized to hold Property pursuant to this Agreement are not insured by the Federal Deposit Insurance Corporation.

         (b) Provision of Information Regarding Foreign Custodians and Securities Depositories:

         To the extent an investment company's board of directors or its designee may reasonably consider any of the information listed below in connection with its compliance with Rule 17f-5, the Bank shall provide to the Customer, or at the direction of the Customer, to the
         Fund: (i) As to each country in which Property is held, information concerning whether, and to what extent, applicable foreign law would restrict the access afforded the Customer's (or at the direction of the Customer, the Fund's) independent public accountants to books and records kept by a foreign custodian or foreign securities depository used in that country; (ii) As to each country in which Property is held, information concerning whether, and to what extent, applicable foreign law would restrict the Customer's ability (on behalf of the Fund) to recover any of the Property in the event of the bankruptcy of a foreign custodian or foreign securities depository used in that country; (iii) As to each country in which Property is held, information concerning whether, and to what extent, applicable foreign law would restrict the Customer's ability (on behalf of the Fund) to recover assets that are lost while under the control of a foreign custodian or foreign securities depository used in that country; (iv) As to each country in which Property is held, information concerning whether under applicable foreign currency exchange regulations the cash and cash equivalents held in that country are readily convertible to U.S. dollars; [(v) Information relating to whether each foreign custodian's or foreign securities depository'sused would provide a level of safeguards for maintaining the Property] not materially different from that provided by the Bank in maintaining Property in the U.S.; (vi) Information concerning whether each foreign custodian or foreign securities depository used has offices in the United States in order to facilitate the assertion of jurisdiction over and enforcement of judgments against such custodian or depository; (vii) As to each foreign securities depository used, information concerning the number of participants in, and operating history of, such depository. The Bank shall use its best reasonable efforts to provide any additional information reasonably requested by the Customer (excluding information concerning the likelihood of expropriation, nationalization, freezes or confiscation of assets in any country in which the Property is held). During the term of this Agreement, the Bank shall use its best efforts to provide the Customer and the Fund, at the Customer's direction, with prompt notice of any material changes in the facts or circumstances upon which any of the foregoing information or statements were based. Notwithstanding any of the foregoing provisions of this subsection (b) of this Section 7, the Bank's undertaking to provide to the Customer, or at the direction of the Customer to the Fund, the information referred to in this subsection (b) of this Section 7 shall neither increase the Bank's duty of care (as otherwise provided for herein) nor reduce any other entity's responsibility to determine for itself the prudence of entrusting its assets to any particular foreign custodian or foreign securities depository."


 20. Section 7(c) of the Agreement is hereby amended by deleting from the first sentence of such Section the phrase "of the Customer".

21. Section 7 of the Agreement is hereby further amended by adding at the end of such Section the following:

      "(g) Freedom From Liens, etc. and Free Transferability:

      Any agreement that may be entered into with an Eligible Foreign
      Custodian or Eligible Foreign Securities Depository with respect to the maintenance of Property hereunder shall require that (i) such Property is not subject to any right, charge, security interest, lien or claim of any kind in favor of such entity or its creditors, except a claim of payment for its safe custody or administration and (ii) beneficial ownership of such Property is freely transferable without the payment of money or value other than for safe custody or administration.

      "(h) Procedures of Eligible Foreign Custodians and Eligible Foreign Securities Depositories: [To be agreed]

      In utilizing any foreign custodian, the Bank warrants that the established procedures to be followed by each Eligible Foreign Custodian holding Property pursuant to this Agreement address relevant control issues for such Property and provide internal controls and procedures that are adequate to provide reasonable protection for the Property.

      In addition to, and not in amplification of, the provisions of Section
      4 and the last sentence of Section 7(b) of the Agreement, in utilizing any foreign depository, the Bank complies with the guidelines of OCC Banking Circular BC-235 with respect to each Eligible Foreign Securities Depository and has in place and utilizes its own internal controls and procedures to assess whether the Eligible Foreign Securities Depository is appropriately safekeeping the Property."

22. Section 9 of the Agreement is hereby amended by restating such Section in its entirety as follows:

      "Except as specifically provided herein, the Bank shall not appoint agents to perform any of the duties of the Bank hereunder. Notwithstanding the foregoing, the Bank shall not be prohibited from using Clearance Systems as provided for in Sections 6 and 7 hereof, Market Infrastructure Entities and Transport Systems (in each case as defined in the following sentence). As used herein, "Clearance Systems" shall mean U.S. Depositories and Foreign Securities Depositories; "Market Infrastructure Entities" shall mean public utilities and public postal services not affiliated with the Bank; "Transport Systems" shall mean any courier, messenger or other similar transport system not affiliated with the Bank and reasonably selected by the Bank."

23. Section 10(a) of the Agreement is hereby amended by inserting the phrase "or at the direction of the Customer, the Fund's" immediately preceding the word "Secretary" included in the first sentence of such Section.

24. Section 10(c) is hereby amended by inserting the term "reasonably" immediately preceding the term "believes" included in such Section.

25. Section 10(d) is hereby amended by inserting at the end of the first sentence of such Section the following:

      "and provided that the Bank reasonably believes in good faith that such Instructions have been provided by an Authorized Person."

26. Section 10(d) of the Agreement is hereby amended by restating the last sentence of such Section as follows:

      "Notwithstanding the foregoing in the event the verbal Instructions are not subsequently confirmed in writing as provided above, the Customer agrees to hold the Bank harmless and without liability for any claims or losses in connection with the failure to confirm such verbal Instructions, provided such failure does not arise out of or result from the negligence or willful misconduct of the Bank."

27. Section 10(e) of the Agreement is hereby amended by replacing the reference to "Funds Transfer Procedures and each Schedule A hereto" with the phrase "Manual Transmission Procedures".

28. Section 10(e) is hereby amended by adding at the end of such Section the following:

      "Such indemnity shall apply only to the extent of the Bank's direct damages and expenses, without reference to any special or consequential conditions or circumstances."

29. Section 10(f) of the Agreement is hereby amended by restating such Section in its entirety as follows:

          "Intentionally omitted."

30. Section 11 of the Agreement is hereby amended by deleting the second sentence included in such Section.

31. Section 12 of the Agreement is hereby amended by restating such Section in its entirety as follows:

          "Intentionally Omitted."

32. Section 13(c) of the Agreement is hereby amended by restating such Section in its entirety as follows:

         "If any tax or other governmental charge or assessment shall become payable with respect to any payment due to the Customer ("Taxes"), such Taxes shall be withheld from such payment in accordance with applicable law. The Bank and/or an Eligible Foreign Custodian may withhold any interest, any dividends or other distributions or securities receivable in respect of Securities, proceeds from the sale or distribution of Securities ("Payments"), and may apply such Payment in satisfaction of such Taxes, the Customer remaining liable for any deficiency. If any Taxes shall become payable with respect to any payment made to the Customer by the Bank or an Eligible Foreign Custodian in a prior year, the Bank and the Eligible Foreign Custodian may withhold Payments in satisfaction of such prior year's Taxes. The Customer shall indemnify and hold harmless the Bank against any Taxes, penalties, additions to tax, and interest, and costs and expenses related thereto, arising out of claims against the Bank (on its own behalf or on behalf of the Eligible Foreign Custodian) by any governmental authority for failure to withhold Taxes or arising out of any reclaim or refund of taxes or other tax benefit obtained by the Bank or the Eligible Foreign Custodian for the Customer, provided that the Bank (and the Eligible Foreign Custodian) has not acted negligently or with willful misconduct in connection with any such withholding, reclaim or refund, and in any event only to the extent of the Bank's direct damages and expenses (including penalties and interest imposed by the applicable taxing or other regulatory authority) without reference to any special or consequential conditions or circumstances "

33. The Agreement is further amended by amending the second line of Section 19 by replacing the phrase "of the State in" with the phrase "in the State of".

34. The Agreement is further amended by adding after Section 20 of the Agreement the following new Sections 21 and 22:

         "21.  CONTRACTUAL SETTLEMENT AND ASSURED INCOME PAYMENT SERVICE

             (a) With respect to any transaction involving Property held in or to be acquired for the Subcustody Account, the Bank may in its absolute discretion, but subject to applicable law, cause the Client Cash Account to be credited on a contractual settlement date with the proceeds of any relevant sale or exchange of Property from the Subcustody Account, and to be debited on a contractual settlement date for the cost of any relevant Property purchased or acquired for the Subcustody Account and/or cause the Subcustody Account to be credited or debited, as the case may be, on a contractual settlement date, PROVIDED THAT (i) the Bank may reverse any credit or debit if it determines in its absolute discretion that the transaction with respect to which the credit or debit was made has failed, or the Bank fails to receive any cash or property within a reasonable time after such contractual settlement date, for any reason whatsoever, and (ii) if any Property delivered pursuant to this Section 21 is returned by the recipient thereof, the Bank may cause any credit and debit relating thereto to be reversed at any time. The Customer shall repay on demand any overdraft that arises as a result of any such reversal.

             With respect to any transactions as to which the Bank does not determine to credit or debit the Client Cash Account on such contractual settlement date the proceeds from the sale or exchange of Property will be credited and the cost of Property purchased or acquired will be debited to the Client Cash Account on the date the proceeds in available funds or such Property are actually received by the Bank.

             (b) The Bank may, in its absolute discretion, offer the Customer an Assured Income Payment Service in respect of specific Securities, as may be notified by the Bank to the Customer from time to time. In relation to any such Securities, the Bank may in its absolute discretion, cause the Client Cash Account to be credited with an Assured Payment on the Assured Payment Date relevant thereto, PROVIDED THAT the Bank shall be entitled to reverse any credit (in whole or in part) made in respect of that Assured Payment if the Bank fails to receive the full amount corresponding to such Assured Payment within a reasonable time, as determined by the Bank in its absolute discretion, after the relevant Assured Payment Date, for any reason whatsoever other than as a result of the negligence, bad faith or willful default of the Bank. The Customer shall repay on demand any overdraft that arises as a result of any such reversal.

             The Assured Income Payment Service shall be provided by the Bank in accordance with the Assured Income Payment Standards.

  For purposes of the foregoing; the following definitions will apply:

             "Assured Income Payment Service" means the Bank's services in which interest, dividends or other such periodic income, to which the Customer (on behalf of the Fund) is entitled, on Securities specified by the Bank from time to time at its absolute discretion, are credited to the Client Cash Account in respect of such Securities.

             "Assured Income Payment Standards" means the terms and conditions governing the Assured Income Payment Service, as such terms and conditions are amended and/or supplemented from time to time by, and at the absolute discretion of, the Bank, but none of which terms and conditions will contravene any of the terms and conditions set forth herein.

             "Assured Payment" means, in relation to those Securities specified by the Bank under the Assured Income Payment Service, an amount equal to the interest, dividends or periodic income that is due to the Customer (on behalf of the Fund) in respect of such Securities less any taxes, duties, levies, charges or any other withholding payments payable in respect of such interest, dividends or periodic income.

             "Assured Payment Date" means, in relation to the payment of any interest, dividend or periodic income of any particular Securities specified by the Bank under the Assured Income Payment Service, the date on which such interest, dividend or periodic income is normally payable in respect of such Securities or such other date as may be notified by the Bank to the Customer from time to time.

             22.  THIRD PARTY BENEFICIARY RIGHTS.

         The Fund is hereby made third-party beneficiary of this Agreement, and subject to terms of this Section 22, is entitled to enforce the terms of this Agreement or seek relief directly against the Bank to extent of its interest in the Property. Notwithstanding the foregoing, the Fund shall not be entitled to any rights under the preceding sentence unless and until (i) the Customer has first taken enforcement action or sought relief against the Bank and (ii) such actions by the Customer have not, in the Fund's reasonable discretion, resulted in a satisfactory resolution to any relevant claim.

         For any single event, the Bank shall not be responsible for any amount in excess of the amount it would have been responsible for if it had been responsible to only the Customer hereunder.

35. The Agreement is hereby amended by adding the attached annexes as "Exhibit A" and "Exhibit B" to the Agreement.

36. This Rider shall be governed by, and construed according to, the laws of the State of New York and the parties agree that the courts in the State of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Rider, and, for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts. This Amendment may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

All other terms of the Agreement shall remain the same.

CITIBANK, N.A.                   PNC BANK, NATIONAL ASSOCIATION

By: /s/ Peter A. Armenia      By: /s/ Brian R. Burns
    -----------------------       -------------------------

Name:   Peter A. Armenia      Name:   Brian R. Burns
      ---------------------         -----------------------

Title:  Vice President        Title:  Senior Vice President
       --------------------          ----------------------

CITICORP

By: /s/ Gregory C. Ehlke
    -----------------------

Name:   Gregory C. Ehlke
      ---------------------

Title:  Vice President
       --------------------

                                   EXHIBIT A


CUSTODIAN                                      LOCATION
---------                                      --------

Generale de Banque                          Belgium
Den Danske Bank                             Denmark
Merita Bank                                   Finland
Christiana Bank                               Norway
Skandinaviska Enskilda Bankan               Sweden
Barclays Bank (Botswana)                      Botswana
Bank Haopolim                                 Israel
First National Bank of South Africa           South Africa
Barclays Bank (Zimbabwe)                    Zimbabwe

                                   EXHIBIT B


                                    REPORTS
                                    -------

                       PORTFOLIO VALUATION SUMMARY

                       PORTFOLIO VALUATION REPORT

                       ANALYSIS OF INTEREST/INCOME

                      REALISED GAIN AND LOSS REPORT

                      TRADE DATE TRANSACTION REPORT

                         OUTSTANDING SETTLEMENTS

                        ACCRUED DIVIDENDS REPORT

                         INCOME RECEIVED REPORT

                     FX EXCHANGE TRANSACTION REQUEST

                    FOREIGN CURRENCY UNDER COMMITMENT

                         CASH ACCOUNT STATEMENT

                         EXPENSE SUMMARY REPORT


A description of each report is attached hereto. A form of each report has been separately provided.

13